UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A
Amendment No. 1

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) or (g) OF

THE SECURITIES EXCHANGE ACT OF 1934

GREEN CIRCLE DECARBONIZE TECHNOLOGY LIMITED

(Exact name of registrant as specified in its charter)

Cayman Islands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Green Circle Decarbonize Technology Limited

Unit 1809, Prosperity Place, 6 Shing Yip St.

Kwun Tong, Kowloon, Hong Kong

(Address of principal executive offices)

(852) 2882 1222

(Issuer’s Telephone Number, Including Area Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be Registered	Exchange
Class A Ordinary Shares, $0.001 par value per share	NYSE American LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Exchange Act: None.

EXPLANATORY NOTE

This Form 8-A/A is being filed to amend and supplement the description of the Class A Ordinary Shares of Green Circle Decarbonize Technology Limited, an exempted company with limited liability incorporated under the laws of the Cayman Islands (the “Company”), which were previously registered as the Ordinary Shares, $0.001 par value per share (the “Ordinary Shares”), under the Securities Exchange Act of 1934 pursuant to the Company’s Form 8-A filed on January 7, 2026 (the “Original Form 8-A”).

On August 10, 2026, the Company held an extraordinary general meeting (the “EGM”), at which the shareholders approved, among other things, (i) as an ordinary resolution, an increase of the authorized share capital of the Company (the “Share Capital Increase”), (ii) as a special resolution, subject to and conditional upon approval of the Share Capital Increase and with effect from the first business day following the date of passing such resolution at the EGM, the re-classification and re-designation of the Company’s share capital to create Class A Ordinary Shares and Class B Ordinary Shares (the “Re-Designation of Share Capital”) and the adoption of the Second Amended and Restated Memorandum and Articles of Association of the Company (the “New M&As”), and (iii) as an ordinary resolution, a consolidation of the Company’s shares with effect from October 7, 2026 whereby every six (6) issued and unissued shares of all classes or series of a par value of US$0.001 each in the share capital of the Company will be consolidated into one (1) share of a par value of US$0.006 each (the “Share Consolidation”).

Pursuant to the Share Capital Increase, the Company’s authorized share capital was increased from US$50,000 divided into 50,000,000 shares of a par value of US$0.001 each to US$5,000,000 divided into 5,000,000,000 shares of a par value of US$0.001 each, by the creation of an additional 4,950,000,000 shares of a par value of US$0.001 each ranking pari passu with the existing shares of the Company.

Pursuant to the Re-Designation of Share Capital, which became effective on the first business day following the date of passing such resolution at the EGM, the authorized share capital of the Company was re-classified into 4,993,640,000 Class A Ordinary Shares of a par value of US$0.001 each (the “Class A Ordinary Shares”), each carrying one (1) vote per share, and 6,360,000 Class B Ordinary Shares of a par value of US$0.001 each (the “Class B Ordinary Shares”), each carrying fifty (50) votes per share. Each issued and outstanding Ordinary Share held by the existing shareholders of the Company was re-designated and re-classified as one Class A Ordinary Share on a one-for-one basis, with all rights, restrictions and privileges remaining identical to the existing issued shares of the Company.

Immediately following the Re-Designation of Share Capital, 5,280,000 Class A Ordinary Shares held by Joyful Star Limited were repurchased and cancelled by the Company and, in consideration, 5,280,000 Class B Ordinary Shares were allotted and issued to Joyful Star Limited. In addition, 1,080,000 Class A Ordinary Shares held by Green Circle Limited were repurchased and cancelled by the Company and, in consideration, 1,080,000 Class B Ordinary Shares were allotted and issued to Green Circle Limited.

Following the Re-Designation of Share Capital, each Class A Ordinary Share is entitled to one (1) vote, and each Class B Ordinary Share is entitled to fifty (50) votes on all matters subject to vote at general meetings of the Company, along with such other rights, preferences, and privileges as set forth in the New M&As.

On August 11, 2026, the Company filed the New M&As with the Registrar of Companies of the Cayman Islands. This Amendment No. 1 to Form 8-A is filed to amend and supplement Items 1 and 2 of the Original Form 8-A.

Item 1.	Description of Registrant’s Securities to be Registered.

The following is a summary of the material terms of the Company’s Class A Ordinary Shares under the New M&As. This summary is not exhaustive. For more detailed information, please refer to the New M&As, a copy of which will be filed as an exhibit to the Company’s Report on Form 6-K and is incorporated by reference into this Form 8-A/A.

The authorized share capital of the Company is US$5,000,000 divided into 5,000,000,000 shares of a par value of US$0.001 each, consisting of 4,993,640,000 Class A Ordinary Shares and 6,360,000 Class B Ordinary Shares. The Class A Ordinary Shares and Class B Ordinary Shares rank pari passu and have the same rights, preferences, privileges and restrictions, except as expressly provided in the New M&As, including with respect to voting and conversion rights.

(a) Conversion

(i)	each Class B Ordinary Share is convertible into one Class A Ordinary Share at any time at the option of the holder thereof; and

(ii)	in no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares.

(b) Voting Rights

Holders of Class A Ordinary Shares and Class B Ordinary Shares are entitled to receive notice of, attend, speak, and vote at general meetings of the Company. At all times (except during separate general meetings of the holders of a specific class or series of shares as provided in the New M&As), Class A Ordinary Shares and Class B Ordinary Shares vote together as one class on all matters submitted for shareholder consent. Any resolution put to the vote at a general meeting is decided by way of a poll, on which each Class A Ordinary Share is entitled to one (1) vote and each Class B Ordinary Share is entitled to fifty (50) votes, in each case for every fully paid share held.

(c) Dividends

Holders of Class A Ordinary Shares and Class B Ordinary Shares are entitled to such dividends as the Board of Directors of the Company may from time to time declare, on a pari passu basis.

(d) Winding up or Dissolution

In the event of a winding up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, the Class A Ordinary Shares and Class B Ordinary Shares are entitled to the surplus assets of the Company on a pari passu basis.

Item 2.	Exhibits.

Exhibit No.	Description
3.1	Second Amended and Restated Memorandum and Articles of Association

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized, as of August 14, 2026.

GREEN CIRCLE DECARBONIZE TECHNOLOGY LIMITED

By:	/s/ Chan Kam Biu Richard
Name:	Chan Kam Biu Richard
Title:	Chief Executive Officer